State of Delaware
Secretary of State
Division of Corporations
Delivered 10:26 PM 12/26/2007
FILED 08:32 PM 12/26/2007
SRV 071363505 - 4202934 FILE

CERTIFICATE OF FORMATION
OF
HHC PENNSYLVANIA, LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act, does hereby certify as follows:

1. The name of the limited liability company is HHC Pennsylvania, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19901. The name of its registered agent at such address is the Corporation Trust Company

3. This Certificate of Formation shall be effective at 11:59 p.m. on December 31, 2007.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 21 day of December, 2007.

Christopher L. Howard